Exhibit 99.1


      Clear Channel Outdoor Reports Second Quarter 2007 Results

    Advertising Writers/Business Editors

    SAN ANTONIO--(BUSINESS WIRE)--July 27, 2007--Clear Channel Outdoor Holdings, Inc. (NYSE:CCO) today reported results for its second quarter ended June 30, 2007.

    The Company reported revenues of $836.7 million in the second quarter of 2007, a 12% increase over the $748.4 million reported for the second quarter of 2006. Included in the Company's revenue is a $29.0 million increase due to movements in foreign exchange; excluding the effects of these movements in foreign exchange, revenue growth would have been 8%. See reconciliation of revenue excluding effects of foreign exchange to revenue at the end of this press release.

    Clear Channel Outdoor's operating expenses increased 14% to $563.7 million during the second quarter of 2007 compared to 2006. Included in the Company's 2007 expenses is a $24.3 million increase due to movements in foreign exchange; excluding the effects of these movements in foreign exchange, growth in expenses would have been 9%. See reconciliation of expenses excluding effects of foreign exchange to expenses at the end of this press release.

    Clear Channel Outdoor's net income and diluted earnings per share were $68.6 million and $0.19, respectively, during the second quarter of 2007. This compares to net income of $48.0 million or $0.14 per diluted share in the second quarter of 2006.

    The Company's OIBDAN was $262.9 million in the second quarter of 2007, a 9% increase from the second quarter of 2006. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of
Operations: Minority interest, net of tax; Income tax benefit (expense); Other income (expense) - net; Equity in earnings of nonconsolidated affiliates; Interest expense; Gain (loss) on disposition of assets - net; and, D&A. See reconciliation of OIBDAN to net income at the end of this press release.

    "During the second quarter, we continued to demonstrate strong trends across the majority of our outdoor assets," commented Mark Mays, Chief Executive Officer of Clear Channel Outdoor. "Led by the best team in the industry, we continue to improve the value proposition of our global outdoor asset base, which is fueling our ability to attract new advertisers and drive revenues."

    Paul J. Meyer, Global President and Chief Operating Officer, commented, "We are pleased to report yet another quarter of strong revenue and OIBDAN growth. As we enter the second half of 2007 we are clearly seeing the benefits from the investments we have made in our technology, operations and management."



Revenue, Direct Operating and SG&A Expenses, and OIBDAN by Division
----------------------------------------------------------------------

(In thousands)                              Three Months Ended  %
                                                 June 30,     Change
                                            ------------------
                                              2007     2006
                                            ------------------
Revenue
--------------------------------------------
 Americas                                   $376,843 $335,247     12%
 International                               459,870  413,156     11%
                                            ------------------
Consolidated revenue                        $836,713 $748,403     12%
                                            ==================

Direct Operating and SG&A Expenses by Division
--------------------------------------------------------------
 Americas                                   $201,010 $179,545
 Less: Non-cash compensation expense          (2,466)  (1,230)
                                            ------------------
                                             198,544  178,315     11%

 International                               362,690  314,213
 Less: Non-cash compensation expense            (529)    (343)
                                            ------------------
                                             362,161  313,870     15%

 Plus: Non-cash compensation expense           2,995    1,573
                                            ------------------
Consolidated direct operating and SG&A
 expenses                                   $563,700 $493,758     14%
                                            ==================

The Company's 2007 revenue and direct operating and SG&A expenses increased approximately $29.0 million and $24.3 million, respectively, from foreign exchange movements during the second quarter of 2007 as compared to the same period of 2006.

OIBDAN
--------------------------------------------
 Americas                                   $178,299 $156,932     14%
 International                                97,709   99,286     (2%)
 Corporate                                   (13,103) (14,097)
                                             -------  -------
Consolidated OIBDAN                         $262,905 $242,121      9%
                                             =======  =======


    See reconciliation of OIBDAN to net income at the end of this press release.

    Americas

    Americas revenue increased $41.6 million, or 12%, during the second quarter of 2007 as compared to 2006. Interspace Airport Advertising, which the Company acquired in July 2006, contributed approximately $15.1 million to the increase. The Company experienced rate increases across its inventory. The growth was led by bulletin revenues due to the increased rates while occupancy was essentially flat in 2007 compared to 2006. Revenue growth occurred across many of the Company's markets, including Boston, Washington, Philadelphia and Seattle. Advertising categories that contributed to the strong growth were automotive, telecommunications and retail.

    Operating expenses increased $21.5 million in the second quarter of 2007 as compared to 2006 with Interspace contributing approximately $10.6 million to the increase. The remainder of the increase is primarily attributable to sales and site lease expenses associated with the increase in revenue.

    International

    International revenue increased $46.7 million, or 11%, in the second quarter of 2007 as compared to 2006. Included in the increase was approximately $28.1 million related to movements in foreign exchange; excluding the effects of these movements in foreign exchange, growth would have been 5%. Growth was led by street furniture revenues. The increase in street furniture revenues was primarily attributable to increased yield. On a constant dollar basis, revenue from the Company's operations in France decreased in the second quarter of 2007 over 2006 primarily from a decline in national advertising during the French Presidential elections and due to some retailers shifting to television advertising from outdoor. Revenue was essentially unchanged in the United Kingdom. Markets contributing to the revenue growth were Italy, Spain and Ireland.

    Operating expenses increased $48.5 million during the second quarter of 2007 as compared to 2006. Included in the increase was approximately $23.5 million related to movements in foreign exchange. Excluding the effects of these movements in foreign exchange, growth would have been 8%. During the second quarter of 2007, the Company experienced higher expenses on political advertising campaigns in France, the renewal of several street furniture contracts and certain severance costs. The remainder of the increase in expenses is due to an increase in site lease expenses associated with the increase in revenue.

    Digital Conversion

    The Company has installed 53 digital displays in twelve markets during the first six months of 2007 and currently plans to deploy a total of over 100 digital displays in approximately 20 markets in 2007.

    FAS No. 123R: Share-Based Payment ("FAS 123R")

    The following table details non-cash compensation expense, which represents employee compensation costs related to stock option grants and restricted stock awards, for the second quarter of 2007 and 2006:



(In thousands)                                          Three Months
                                                            Ended
                                                          June 30,
                                                       ---------------
                                                         2007    2006
                                                       ---------------
Direct operating expense                               $ 2,161  $1,132
SG&A                                                       834     441
Corporate                                                  168      23
                                                       ---------------
Total share-based payments                             $ 3,163  $1,596
                                                       ===============


    The Company will not be holding a Conference Call or Webcast

    As a result of the Clear Channel Communications, Inc. proposed merger transaction that was announced on November 16, 2006 and amended on April 18, 2007 and May 17, 2007, the Company will not be hosting a teleconference or webcast to discuss results.

    Third Quarter and 2007 Outlook

    Due to the proposed merger transaction of Clear Channel
Communications, Inc. and the Company not hosting a teleconference to discuss financial and operating results, the Company is providing the following information regarding its current information related to 2007 operating results.

    Pacing information presented below reflects revenues booked at a specific date versus the comparable date in the prior period and may or may not reflect the actual revenue growth at the end of the period. The Company's revenue pacing information includes an adjustment to prior periods to include all acquisitions and exclude all divestitures in both periods presented for comparative purposes. All pacing metrics exclude the effects of foreign exchange movements. Except as expressly identified, the Company's operating expense forecasts are on a reportable basis excluding non-cash compensation expense, i.e. there is not an adjustment for acquisitions, divestitures or the effects of foreign exchange movements.

    As of July 26, 2007, the Company's revenues are pacing up 10.6% with Americas below and the International above the 10.6% pacing for the third quarter 2007 as compared to the third quarter of 2006. For the full year 2007 versus the full year 2006, the Company's revenues are pacing up 7.2% with both the Americas and International pacing at approximately that level. As of the last week in July, the Company has historically experienced revenues booked of approximately 80% of the actual revenues recorded for the third quarter and approximately 80% of the actual revenues recorded for the full year.

    For the full year 2007 as compared to the full year 2006, current Company forecasts show low double-digit growth in total operating expenses for the Company. Excluding the effects of movements in foreign exchange, which management currently forecasts at an $85 to $90 million increase for the full year 2007 and excluding Interspace's (acquired by the Company on July 1, 2006) operating expenses of $20.2 million for the first six months of 2007, operating expense growth is currently forecasted to be in the mid single-digits for 2007 as compared to 2006.

    For the consolidated company, current management forecasts show corporate expenses of $60 million to $65 million for the full year 2007. Non-cash compensation expense (i.e. FAS No. 123R: share-based payments) are currently projected to be in the range of $8 million to $10 million for the full year of 2007, excluding any compensation expense associated with future option or share grants that may or may not occur in 2007.

    The Company currently forecasts overall capital expenditures for 2007 of $225 million to $250 million, excluding any capital expenditures associated with new contract wins the Company may have during 2007.

    Income tax expense as a percent of "Income before income taxes and minority interest" is currently projected to be approximately 41%. Current income tax expense as a percent of "Income before income taxes and minority interest" is currently expected to be 30% to 35%. These percentages do not include the effects of any resolution of governmental examinations.



TABLE 1 - Financial Highlights of Clear Channel Outdoor Holdings, Inc.
 and Subsidiaries - Unaudited
----------------------------------------------------------------------

                                              Three Months Ended
(In thousands, except per share data)              June 30,       %
                                              ------------------
                                                2007     2006   Change
                                              -------- ---------------
Revenue                                       $836,713 $748,403    12%
Direct operating expenses                      429,143  374,159
Selling, general and administrative expenses   134,557  119,599
Corporate expenses                              13,271   14,120
Depreciation and amortization                   98,153  100,827
Gain (loss) on disposition of assets - net       1,204     (315)
                                              -------- ---------
Operating Income                               162,793  139,383    17%

Interest expense                                39,939   41,692
Equity in earnings of nonconsolidated
 affiliates                                      2,820    2,421
Other income - net                               1,040    1,634
                                              -------- ---------
Income before income taxes and minority
 interest                                      126,714  101,746
Income tax expense:
 Current                                        44,069   32,677
 Deferred                                        6,830   12,091
                                              -------- ---------
Income tax expense                              50,899   44,768
Minority interest expense, net of tax            7,218    8,931
                                              -------- ---------

Net income                                    $ 68,597 $ 48,047    43%
                                              ======== =========

Diluted net earnings per share                $    .19 $    .14
                                              ======== =========

Weighted average shares outstanding - Diluted  355,951  350,003




TABLE 2 - Selected Balance Sheet Information - Unaudited
----------------------------------------------------------------------
Selected balance sheet information for 2007 and 2006 was:

(In millions)                                    June 30, December 31,
                                                   2007       2006
                                                 -------- ------------

Cash                                             $   94.7     $  105.4
Due from Clear Channel Communications            $   74.5     $     --
Total Current Assets                             $1,293.4     $1,189.9
Net Property, Plant and Equipment                $2,175.0     $2,191.8
Total Assets                                     $5,537.8     $5,421.9

Due to Clear Channel Communications              $     --     $    4.2
Current Liabilities (excluding current portion of
 long-term debt)                                 $  719.0     $  755.2
Long-Term Debt (including current portion of
 long-term debt)                                 $  157.2     $  184.2
Debt with Clear Channel Communications           $2,500.0     $2,500.0
Shareholders' Equity                             $1,739.9     $1,586.4




TABLE 3 - Capital Expenditures - Unaudited
----------------------------------------------------------------------
Capital expenditures for the six months ended June 30, 2007 and 2006 were:

(In millions)                                      June 30,  June 30,
                                                      2007      2006
                                                   --------- ---------

Non-revenue producing                                 $ 36.8    $ 37.6
Revenue producing                                       75.3      67.7
                                                   --------- ---------
  Total capital expenditures                          $112.1    $105.3
                                                   ========= =========


    The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.



TABLE 4 - Total Debt - Unaudited
------------------------------------------------------------------
At June 30, 2007, Clear Channel Outdoor had total debt of:

(In millions)                                    June 30, 2007
                                             ---------------------

Bank Credit Facility                                      $   16.1
Debt with Clear Channel Communications                     2,500.0
Other Debt                                                   141.1
                                             ---------------------
  Total                                                    2,657.2
Cash                                                          94.7
Due from Clear Channel Communications                         74.5
                                             ---------------------
  Net Debt                                                $2,488.0
                                             =====================


    Liquidity and Financial Position

    For the six months ended June 30, 2007, cash flow from operating activities was $244.9 million, cash flow used by investing activities was $149.6 million, cash flow used by financing activities was $103.4 million, and the effect of exchange rate changes on cash was $2.6 million for a net decrease in cash of $10.7 million.

    Leverage, defined as total debt adjusting for the due to/due from Clear Channel Communications, net of cash, divided by the trailing 12-month OIBDAN, was 2.8x at June 30, 2007.

   Supplemental Disclosure Regarding Non-GAAP Financial Information

    Operating Income before Depreciation and Amortization (D&A),
Non-cash Compensation Expense and Gain (Loss) on Disposition of Assets
- Net (OIBDAN)

    The following tables set forth Clear Channel Outdoor's OIBDAN for the three months ended June 30, 2007 and 2006. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations:
Minority interest, net of tax; Income tax benefit (expense); Other income (expense) - net; Equity in earnings of nonconsolidated affiliates; Interest expense; Gain (loss) on disposition of assets - net; and, D&A.

    The Company uses OIBDAN, among other things, to evaluate the Company's operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

    The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management. It helps improve investors' ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures, stock option structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

    Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company's ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions, which are excluded.

    In addition, because a significant portion of the Company's advertising operations are conducted in foreign markets, principally France and the United Kingdom, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (i.e. a foreign currency adjustment is made to the 2007 actual foreign revenues and expenses at average 2006 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

    As required by the SEC, the Company provides reconciliations below of (i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expense and (iv) OIBDAN to net income, the most directly comparable amounts reported under GAAP.



                                                Gain (loss)
    (In                                              on
  thousands) Operating  Non-cash   Depreciation  disposition
              income   compensation    and       of assets -
               (loss)    expense    amortization     net      OIBDAN
             ---------------------------------------------------------

Three Months Ended
 June 30, 2007
----------------------
Americas     $129,201 $       2,466$      46,632$    --      $178,299
International  45,659           529       51,521     --        97,709
Corporate     (13,271)          168           --     --       (13,103)
Gain (loss)
 on
 disposition
 of assets -
 net            1,204            --           -- (1,204)           --
             ---------------------------------------------------------
 Consolidated$162,793 $       3,163$      98,153$(1,204)     $262,905
             =========================================================

Three Months Ended
 June 30, 2006
----------------------
Americas     $114,449 $       1,230$      41,253$    --      $156,932
International  39,369           343       59,574     --        99,286
Corporate     (14,120)           23           --     --       (14,097)
Gain (loss)
 on
 disposition
 of assets -
 net             (315)           --           --    315            --
             ---------------------------------------------------------
 Consolidated$139,383 $       1,596$     100,827$   315      $242,121
             =========================================================




Reconciliation of Revenue excluding Foreign Exchange Effects to
 Revenue

(In thousands)                                  Three Months
                                                    Ended        %
                                                  June 30,     Change
                                              -----------------
                                                  2007     2006
                                              -----------------

Revenue                                       $836,713 $748,403    12%
Less: Foreign exchange increase                (29,030)      --
                                              -----------------
Revenue excluding effects of foreign exchange $807,683 $748,403     8%
                                              =================

International revenue                         $459,870 $413,156    11%
Less: Foreign exchange increase                (28,087)      --
                                              -----------------
International revenue excluding effects of
 foreign exchange                             $431,783 $413,156     5%
                                              =================




Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Foreign Exchange Effects to Expense

(In thousands)                                  Three Months
                                                    Ended        %
                                                  June 30,     Change
                                              -----------------
                                                2007     2006
                                              -----------------

Expense                                       $563,700 $493,758    14%
Less: Foreign exchange increase                (24,316)      --
                                              -----------------
Expense excluding effects of foreign exchange $539,384 $493,758     9%
                                              =================

International expense                         $362,690 $314,213    15%
Less: Foreign exchange increase                (23,542)      --
                                              -----------------
International expense excluding effects of
 foreign exchange                             $339,148 $314,213     8%
                                              =================




Reconciliation of OIBDAN to Net income

(In thousands)                               Three Months Ended  %
                                                  June 30,     Change
                                             ------------------
                                               2007     2006
                                             -------- ---------

OIBDAN                                       $262,905 $242,121      9%
Non-cash compensation expense                   3,163    1,596
Depreciation & amortization                    98,153  100,827
Gain (loss) on disposition of assets - net      1,204     (315)
                                             -------- ---------
Operating Income                              162,793  139,383     17%

Interest expense                               39,939   41,692
Equity in earnings of nonconsolidated
 affiliates                                     2,820    2,421
Other income- net                               1,040    1,634
                                             -------- ---------
Income before income taxes and minority
 interest                                     126,714  101,746
Income tax expense:
   Current                                     44,069   32,677
   Deferred                                     6,830   12,091
                                             -------- ---------
Income tax expense                             50,899   44,768
Minority interest expense                       7,218    8,931
                                             -------- ---------

Net income                                   $ 68,597 $ 48,047
                                             ======== =========


    About Clear Channel Outdoor Holdings

    Clear Channel Outdoor, headquartered in San Antonio, Texas, is a global leader in the outdoor advertising industry providing clients with advertising opportunities through billboards, street furniture displays, transit displays, and other out-of-home advertising displays.

    Certain statements in this document constitute "forward-looking statements"within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases "guidance," "believe," "expect," "anticipate," "estimates" and "forecast" and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

    Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this document include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Outdoor currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements and access to capital markets. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Outdoor's future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in Clear Channel Outdoor's reports and other documents filed with the U.S. Securities and Exchange Commission, including in the section entitled "Item 1A. Risk Factors" of the Company's Annual Report filed on Form 10-K for the year ended December 31, 2006. Except as otherwise stated in this document, Clear Channel Outdoor does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.


    CONTACT: Clear Channel Outdoor Holdings, Inc.
             Investors
             Senior Vice President of Investor Relations
             Randy Palmer, 210-832-3315
             or
             Media
             Chief Communications Officer
             Lisa Dollinger, 210-832-3474
             www.clearchanneloutdoor.com